APPENDIX A

                                 Annual Fee                 Annual Fee
                                 prior to con-              after to con-
                                 version to a               version to a
                                 Two-Tiered                 Two-Tiered
                                 Mutual Fund                Mutual Fund
NAME OF FUND                     Structure                  Structure

The 59 Wall Street
Money Market Fund                   0.10%                     0.095% 2

The 59 Wall Street
U.S. Treasury
Money Fund                          0.10%                     0.075%

The 59 Wall Street
Tax Free
Short/Intermediate
Fixed Income Fund                   0.15%                     0.125%

The 59 Wall Street
Tax Exempt Money Fund1              0.10%                     0.075%



1 Added February 9, 1999
2 Amended May 9, 2000